Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form No. S-8 of PLX Technology, Inc., of our report dated February 26, 2009, relating to the consolidated financial statements of Oxford Semiconductor, Inc., which appears in the Current Report on Form 8-K/A of PLX Technology, Inc., dated March 18, 2009.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
June 15, 2009